EXHIBIT 99.1





FOR:              AMREP Corporation
                  300 Alexander Park, Suite 204
                  Princeton, NJ  08540

CONTACT:          Peter M. Pizza
                  Vice President and
                  Chief Financial Officer
                  (609) 716-8210

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

            AMREP REPORTS RECORD SECOND QUARTER AND SIX MONTH RESULTS

Princeton, New Jersey, December 5, 2006 - AMREP Corporation (NYSE:AXR) today reported net income of $16,063,000, or $2.42 per share, for its fiscal 2007 second quarter ended October 31, 2006, compared to net income of $5,056,000, or $0.76 per share, in the second quarter of the prior fiscal year.

For the first six months of fiscal 2007, net income was $31,866,000, or $4.79 per share, compared to net income of $10,420,000, or $1.57 per share, in the same period of fiscal 2006.

Results for the second quarter and first six months of 2007 set records for any comparable periods in the Company's history and were entirely from continuing operations. The prior year's results included a net gain (loss) from discontinued operations of ($6,000) in the second quarter and $3,556,000, or $0.53 per share, for the six month period. Revenues were $56,056,000 and $114,324,000 in the current year's second quarter and first six months versus $34,847,000 and $64,861,000 in the same periods last year.

Revenues from land sales at the Company's AMREP Southwest subsidiary increased from $11,650,000 in the second quarter of fiscal 2006 to $31,708,000 in fiscal 2007's second quarter. For the six months ended October 31, these revenues increased from $19,059,000 last year to $64,197,000 this year. The substantial revenue increases in both periods of 2007 were primarily due to increased sales of developed and undeveloped residential lots in the Company's principal market of Rio Rancho, New Mexico, as well as from increased sales of land for commercial use. The average gross profit percentage on land sales increased from 54% and 47% in the second quarter and first six months of 2006 to 75% and 70% for the same periods of 2007, reflecting the relative mix of lots sold in each year. As a result of these factors, the pretax income contribution from AMREP Southwest increased from $5,325,000 and $7,054,000 in the three and six month periods ended October 31, 2005 to $22,803,000 and $47,045,000 in the same periods this year. Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

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                                                                               2

Revenues from the Company's Kable Media Services subsidiary increased from $22,695,000 in the second quarter of 2006 to $23,156,000 in the same quarter of the current year. For the six months ended October 31, these revenues decreased from $44,850,000 last year to $43,983,000 this year. Revenues from the Newsstand Distribution Services segment increased by $1,006,000 and $650,000 for the three and six month periods ended October 31, 2006 compared to the same periods last year. Revenues from the Fulfillment Services segment decreased primarily due to the net effect of previously-reported customer losses that occurred in earlier periods but that continue to affect the current year's results. Kable's operating expenses increased by $186,000 (1%) for the second quarter of 2007 and decreased by $157,000 (0.4%) for the first six months of 2007 compared to the same periods of the prior year as a result of the net effect of decreased expenses in the Fulfillment Services business resulting in part from reductions in variable expenses, including payroll and benefits, which were offset in part by an increase in Newsstand Distribution Services operating expenses because of additional costs, principally payroll, associated with the growth of that business. As a result of these factors, the pretax income contribution from Kable Media Services increased from $1,919,000 and $3,018,000 in the three and six month periods ended October 31, 2005 to $2,574,000 and $3,170,000 in the same periods this year.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

                                      *****

                            (Financial Data Follows)




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                                                                               3


                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights

                                   (Unaudited)

                                              Three Months Ended October 31,
                                              ------------------------------
                                             2006                       2005
                                             ----                       ----
Revenues                                $ 56,056,000               $ 34,847,000

Net income:
   Continuing operations                $ 16,063,000               $  5,062,000
   Discontinued operations                       -                       (6,000)
                                       --------------             --------------
                                        $ 16,063,000               $  5,056,000

Earnings per share - Basic and
Diluted:
   Continuing operations                $       2.42               $      0.76
   Discontinued operations                      0.00                      0.00
                                       --------------             --------------
                                        $       2.42               $      0.76
                                       --------------             --------------


Weighted average number of common
shares outstanding                         6,649,000                 6,630,000
                                       --------------             --------------


                                               Six Months Ended October 31,
                                               ----------------------------
                                             2006                       2005
                                             ----                       ----
Revenues                                $114,324,000               $ 64,861,000

Net income:
   Continuing operations                $ 31,866,000               $  6,864,000
   Discontinued operations                       -                    3,556,000
                                       --------------             --------------
                                        $ 31,866,000               $ 10,420,000

Earnings per share - Basic and
Diluted:
    Continuing operations               $       4.79               $       1.04
    Discontinued operations                     0.00                       0.53
                                       --------------             --------------
                                        $       4.79               $       1.57
                                       --------------             --------------

Weighted average number of common
shares outstanding                         6,646,000                  6,628,000
                                       --------------             --------------